NEWS RELEASE

Coeur Reports First Quarter Production Results

Chicago, Illinois - April 7, 2014 - Coeur Mining, Inc. (the "Company" or "Coeur") (NYSE:CDE) today announced preliminary first quarter production of 4.1 million ounces of silver and 58,836 ounces of gold, or 7.6 million silver equivalent ounces1.
Quarterly Production Results1
“Our first quarter operational performance represents a solid start to the year,” stated Mitchell Krebs, Coeur’s President and Chief Executive Officer. “In particular, we are pleased with the progress at our Rochester mine, where daily silver production rates have exceeded 13,000 ounces in early April. We anticipate higher silver and gold production levels from Rochester in each successive quarter during the remainder of 2014.
“With our four major mines operating consistently, our cost reduction initiatives gaining momentum, minimal required capital projects, and a bolstered liquidity position, we believe we are well-positioned for a successful year,” Mr. Krebs concluded.
1Q 2014 Operational Results1
First quarter operational highlights for each of the Company's mines are provided below.

1. Silver equivalent calculated using a 60:1 silver to gold ratio.

Palmarejo, Mexico	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013
Underground Operations:
Tons mined	209,854	237,384	219,909	183,267	151,232
Average silver grade (oz/t)	5.95	6.00	4.73	4.59	4.22
Average gold grade (oz/t)	0.11	0.14	0.11	0.11	0.09
Surface Operations:
Tons mined	358,222	361,493	385,379	363,758	388,651
Average silver grade (oz/t)	3.50	3.49	3.49	4.95	3.45
Average gold grade (oz/t)	0.03	0.03	0.03	0.04	0.03
Processing:
Total tons milled	571,345	595,803	583,365	570,322	573,170
Average recovery rate – Ag	73.3%	74.5%	81.8%	76.5%	78.8%
Average recovery rate – Au	78.0%	80.6%	87.6%	81.2%	90.1%
Silver production ounces (000's)	1,820	1,994	1,918	2,045	1,646
Gold production ounces	25,216	35,486	29,893	28,191	22,965
Silver equivalent production ounces (000's)	3,333	4,123	3,712	3,736	3,024

•	Palmarejo processed approximately 6,350 tons per day during the quarter.

•
Although down from the fourth quarter, underground operations are providing a higher proportion of the tons milled, which reflects a focus on transitioning Palmarejo to a higher-grade, higher-margin operation.

•
An expanded Merrill Crowe plant is currently being commissioned, which, along with improved processes for blending oxide and sulfide ore, is expected to increase recovery rates during the remainder of the year.

San Bartolomé, Bolivia	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013
Tons milled	385,375	451,660	428,884	424,310	374,985
Average silver grade (oz/t)	3.88	3.79	3.89	3.98	4.09
Average recovery rate	90.5%	87.6%	91.5%	90.3%	90.6%
Silver production ounces (000's)	1,355	1,498	1,528	1,523	1,391

•	Recovery rates and average silver grades remained consistent with recent quarters.

•	San Bartolomé reduced mill throughput for ten days during the quarter to implement tailings facility improvements.

Rochester, Nevada	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013
Tons placed	3,640,861	3,135,304	2,678,906	2,457,423	2,439,757
Average silver grade (oz/t)	0.59	0.56	0.53	0.58	0.52
Average gold grade (oz/t)	0.003	0.002	0.003	0.003	0.003
Silver production ounces (000's)	750	712	580	844	648
Gold production ounces	8,192	7,890	4,821	9,404	8,742
Silver equivalent production ounces (000's)	1,242	1,185	869	1,408	1,173

•
Rochester achieved higher crushing rates and placed a larger number of tons on the leach pad than in recent quarters. The Company expects this will lead to higher silver and gold production throughout the remainder of the year.

•	The daily silver production rate averaged approximately 8,337 ounces during the first quarter, and has exceeded 13,000 ounces in early April.

Kensington, Alaska	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013
Tons milled	159,697	149,246	147,427	127,987	129,057
Average gold grade (oz/t)	0.17	0.26	0.20	0.18	0.20
Average recovery rate	94.5%	96.0%	96.5%	98.2%	96.2%
Gold production ounces	25,428	37,404	29,049	23,162	25,206

•	In order to maximize cash flow, Kensington's mine plan for 2014 reflects higher mining rates at gold grades more in-line with the average reserve grade of 0.163 ounces per ton.

•	Mill throughput averaged nearly 1,800 tons per day during the quarter, which is a significant increase compared to prior quarters.

Endeavor, Australia	1Q 2014	4Q 2013	3Q 2013	2Q 2013	1Q 2013
Silver production ounces (000's)	168	135	162	221	150

•	Silver production received from the Company’s investment in the Endeavor lead-zinc-silver mine in Australia increased significantly in the first quarter.

•
Coeur owns all silver production and reserves at Endeavor up to a total of 20.0 million payable ounces. As of March 31, 2014, Endeavor had produced 5.0 million payable ounces, or 25% of the total, since Coeur initially acquired this interest in 2005.

2014 Production Guidance	Silver (000's)	Gold	Silver Equivalent Ounces (000's)
Palmarejo, Mexico	6,700 - 7,200	87,000 - 95,000	11,920 - 12,900
San Bartolomé, Bolivia	5,700 - 6,000	-	5,700 - 6,000
Rochester, Nevada	4,100 - 4,400	28,000 - 31,000	5,780 - 6,260
Endeavor, Australia	500 - 600	-	500 - 600
Kensington, Alaska	-	105,000 - 112,000	6,300 - 6,720
Total	17,000 - 18,200	220,000 - 238,000	30,200 - 32,480

•	The Company is maintaining its 2014 production guidance, which is summarized above.

Financial Results and Conference Call
Coeur will report its full operational and financial results for the first quarter on May 7, 2014 after the New York Stock Exchange closes for trading. There will be a conference call on May 8, 2014 at 11:00 a.m. Eastern time.
Dial-In Numbers:  (877) 768-0708 (US and Canada)
                              (660) 422-4718 (International)

Conference ID:    255 26 141

The conference call and presentation will also be webcast on the Company’s website www.coeur.com.

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Peter C. Mitchell, Senior Vice President and Chief Financial Officer; Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer; Hans Rasmussen, Vice President, Exploration; Joe Phillips, Senior Vice President and Chief Development Officer; and other members of management.

A replay of the call will be available through May 22, 2014.
      Replay numbers:    (855) 859-2056 (US and Canada)
                               (404) 537-3406 (International)

About Coeur
Coeur Mining is the largest U.S.-based primary silver producer and a significant gold producer with four precious metals mines in the Americas employing nearly 2,000 people. Coeur produces from its wholly owned operations: the Palmarejo silver-gold mine in Mexico, the San Bartolomé silver mine in Bolivia, the Rochester silver-gold mine in Nevada and the Kensington gold mine in Alaska. The Company also has a non-operating interest in the Endeavor mine in Australia in addition to net smelter royalties on the Cerro Bayo mine in Chile, the El Gallo mine in Mexico, and the Zaruma mine in Ecuador. In addition, the Company owns strategic investment positions in several silver and gold development companies with projects in North and South America and has two silver-gold feasibility stage projects - the La Preciosa project in Mexico and the Joaquin project in Argentina. The Company conducts ongoing exploration activities in Alaska, Argentina, Bolivia, Mexico, and Nevada.

For Additional Information:
Bridget Freas, Director, Investor Relations
(312) 489-5819
Donna Mirandola, Director, Corporate Communications
(312) 489-5824
www.coeur.com

Cautionary Statement
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, grades and margins, operational consistency, cost reduction measures, capital projects, liquidity position, mining, processing and recovery rates, and future performance. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, the uncertainties inherent in Coeur's production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of gold and silver ore reserves, changes that could result from Coeur's future acquisition of new mining properties or businesses, reliance on third parties to operate certain mines where Coeur owns silver production and reserves and the absence of control over mining operations in which Coeur or its subsidiaries hold royalty or streaming interests and risks related to these mining operations including results of mining and exploration activities, environmental, economic and political risks of the jurisdiction in which the mining operations are located, the loss of any third-party smelter to which Coeur markets silver and gold, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur's ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur's most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.
W. David Tyler, Coeur's Vice President, Technical Services and a qualified person under Canadian National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Coeur's mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, please see the Technical Reports for each of Coeur's properties as filed on SEDAR at www.sedar.com.

4